Exhibit 99.2

May 8, 2013

Dear Fellow Shareholders,

There was severe weakness in the IT market in Q1. Many of our largest customers suffered revenue declines, as evidenced by the recent lackluster results reported by public IT companies. As a result, many of our customers cut their marketing budgets. In addition, we saw layoffs and re-organizations within our customers’ marketing departments which delays programs. This dynamic is directly affecting our results.

One silver lining is that this difficult environment is hitting our competitors even harder. One public company in the space reported a 24% decline in revenues. Another of our competitors announced a layoff reducing their headcount by approximately 10%. We believe that the investments we are making, specifically internationally and with our Activity Intelligence platform and new recurring revenue products, are producing market share gains. When the inevitable recovery in the IT market arrives, we believe we will be very well-positioned to take advantage of it.

While we continue to prudently invest in promising areas, we will manage expenses aggressively. For 2013, our goal is to manage the business to a double-digit adjusted EBITDA margin and maintain positive cash flow.

Q1 2013 Results

Total Q1 2013 revenues decreased 18% to $19.5 million compared to Q1 2012. Q1 2013 online revenue decreased by 16% to $18.5 million compared to Q1 2012. Online revenues represented 95% of total Q1 2013 revenues. Q1 2013 events revenue decreased by 35% to $1.1 million compared to Q1 2012.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation, and amortization, as further adjusted to eliminate stock-based compensation) for Q1 2013 decreased 93% to $0.3 million.

Total gross profit margin for Q1 2013 was 66%, compared to 71% for Q1 2012. Online gross profit margin decreased to 68% for Q1 2013, compared to 73% for Q1 2012. Events gross profit margin decreased to 37% for Q1 2013, as compared to 53% for Q1 2012.

Balance Sheet

The Company’s balance sheet remains strong. As of March 31, 2013, the Company’s cash, cash equivalents and investments totaled $61.9 million, and the Company had no outstanding bank debt.

Share Buyback

In the quarter, the company purchased 2,093,551 shares at an average price of $4.83 on the open market reducing the outstanding share count to 38,504,216 shares as of March 31, 2013.

Q2 2013 Guidance

We expect overall revenues for Q2 of 2013 to be between $22.7 million and $23.9 million. We expect online revenues to be between $20.5 million and $21.5 million. We expect event revenues to be between $2.2 million and $2.4 million. We expect adjusted EBITDA to be between $2.5 million and $3.5 million.

IT Deal Alert Update

We trained our sales force on IT Deal Alert at the end of January and rolled it out to customers in the beginning of February. Despite rolling this new product out in the face of a difficult budget environment, we are making excellent headway. The typical sales timeframe is taking 60 to 90 days. As you would imagine, since it is a completely new offering, customers want to run pilots before making larger commitments. We have over 20 customers currently running test programs and dozens of additional companies in our pipeline. Revenue in Q1 was minimal, but the monthly run rate for May will be over $150,000. In addition, we have several derivative products in development that we are optimistic about.

International Update

Our international business continues to grow at a healthy rate. Online geo-targeted revenue in EMEA was up approximately 35% in the quarter versus the prior year quarter. The overall international geo-targeted online revenue increase was over 20% in the quarter versus the same period a year ago, even though it was slowed down by adding some new sales representatives in APAC and the corresponding ramp up time. Online geo-targeted revenues represented 27% of online revenue in the first quarter. We expect international online geo-targeted revenues to grow by more than 30% in 2013 and believe that they will eventually represent 40% or more of overall revenues.

Summary

The steep downturn in the IT market is creating challenges for us. TechTarget is the go-to marketing partner when IT vendors are playing offense. Many of our customers are in defensive modes as they face weak demand and declining revenues. Despite this, we are committed to stay the course and to continue to invest in the business, specifically in our international operations, our Activity Intelligence platform and by continuing to introduce innovative new products. Of course, we will manage expenses carefully during this period.

Sincerely,

Greg Strakosch

Chairman, CEO and Co-Founder

Forward Looking Statements

Certain matters included in this Letter to Shareholders may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this Letter to Shareholders, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this Letter to Shareholders and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.